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                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE

                   CABELVISION SYSTEMS CORPORATION TO ACQUIRE
                          CLEARVIEW CINEMA GROUP, INC.

                    NEW YORK REGION'S PREMIER THEATRE CIRCUIT
       JOINS RADIO CITY MUSIC HALL, THE THEATER AT MADISON SQUARE GARDEN,
         THE INDEPENDENT FILM CHANNEL, AMERICAN MOVIE CLASSICS AND BRAVO
                IN CABLEVISION FAMILY OF ENTERTAINMENT PROPERTIES

CHATHAM, NJ AUGUST 13, 1998 - The Boards of Directors of Cablevision Systems Corp. (ASE:CVC) and Clearview Cinema Group, Inc. (ASE:CLV) today announced that they have approved a definitive agreement for Cablevision to acquire all outstanding shares of Clearview for $24.25 per share, payable in a combination of cash and Cablevision common stock on the basis of 55 percent cash and 45 percent Cablevision common stock. The gross value of the transaction, including the assumption of Clearview debt, is $160 million.

Clearview is an operator and consolidator of community-based movie theatres that screen a mix of first-run commercial, art and independent, and family-oriented films. With 45 theatres and 254 screens owned and in development, Clearview operates primarily in suburban communities in New York and New Jersey, matching Cablevision's telecommunications service territories.

For Cablevision, the transaction expands its position in the New York area entertainment marketplace, with a niche-market approach to motion picture exhibition that complements its existing programming services and also provides marketing, cross-promotion, and co-branding opportunities. For Clearview, the acquisition delivers value for its shareholders and enhances its financial and organizational resources.

"The acquisition of Clearview extends Cablevision's ability to deliver a unique combination of live, film and televised entertainment to the New York market," said James L. Dolan, president and CEO of Cablevision. "We recognize the potential of Clearview's business strategy and welcome Bud Mayo and his strong entrepreneurial management team to the Cablevision family of companies."

Mr. Dolan continued, "With millions of patron visits each year to Clearview's theatres, there is an opportunity to reach customers in the New York market who purchase everything from telecommunications and programming services to live sports, theatre and consumer electronics. And the best time to reach customers is when they are making the decision to select a high-quality entertainment option."

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"Cablevision is the perfect partner for Clearview," said Clearview Founder and
Chairman Bud Mayo. "Cablevision's array of entertainment properties and telecommunications services will enhance both our growth strategy and our ability to offer consumers superior entertainment value," Mr. Mayo continued.

The companies expect to complete the transaction during the fourth quarter of 1998. Following that, Clearview will operate as a wholly-owned subsidiary of Cablevision Systems Corp. reporting to Madison Square Garden President and CEO Dave Checketts, together with Radio City Entertainment and Cablevision's other theatrical properties.

"This transaction dramatically expands our position in the retail entertainment industry - doubting the current patron visits to Radio City Music Hall and Madison Square Garden combined," said Mr. Checketts. "13 million customer interactions per year will provide valuable co-branding and marketing opportunities for Cablevision's wide range of telecommunications and entertainment properties."

The acquisition of Clearview follows a series of strategic transactions over the past 18 months which have created for Cablevision a wide-ranging family of entertainment and telecommunications properties based in and around the New York area. The properties include: Madison Square Garden, its facilities and teams; the "Nobody Beats the Wiz" consumer electronics store; and Radio City Entertainment, which holds a long term lease on New York's famed Radio City Music Hall and produces A Christmas Carol, The Wizard of Oz (both at The Theater at Madison Square Garden), The Radio City Christmas Spectacular (in New York and five other cities) and co-produces Broadway's Scarlet Pimpernel and the upcoming musical Footloose. These join Cablevision's new and exciting programming services - including American Movie Classics, Bravo, The Independent Film Channel and the MSG Metro Channels.

Credit Suisse First Boston acted as financial advisor to Clearview Cinema Group, Inc. and provided a fairness opinion to its Board of Directors.

Company officials outlined the transaction's anticipated benefits for area consumers and the two companies:

BENEFITS TO NEW YORK METRO-AREA CONSUMERS:
* Continued support for and access to superior-quality filmed entertainment, offered in an environment that is an attractive alternative to the mass-market "multiplex" approach.
* Preservation of Clearview's community-theatre concept and patron amenities for New York Metro area. Clearview has been recognized by numerous communities for its successful efforts at restoring class theatre buildings and revitalizing family entertainment options in the areas it serves.
* Increased opportunities to enjoy discounted and bundled packages that enhance entertainment and service values across the range of Cablevision offerings.


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BENEFITS TO CABLEVISION:
* Entree into a unique market niche in the film exhibition business that combines a successful business model and a highly-talented management team.
* Access to a customer base that matches Cablevision's core geographic territory and the profile of its most desired customers. Next year, Clearview expects as many as 6.5 million annual New York area customer visits to its theatres and lobbies providing Cablevision the opportunity to showcase its full family of offerings and interact with customers.
* A presence in community theatres that strengthens the relationship between Cablevision and a key cable customer constituency - movie lovers - reinforcing the Cablevision commitment to superior quality entertainment.
* A community-based showcase for offerings from Cablevision networks including American Movie Classics, Bravo, The Independent Film Channel and Romance Classics.
*    The addition of an experienced and entrepreneurial management team.

BENEFITS TO CLEARVIEW:
* Access to integrated and strategic marketing platforms including television, local advertising and direct consumer contact at New York's leading venues.
* Inclusion in a family of companies with a demonstrated history and appreciation of entrepreneurial and innovative niche marketing approaches.
* Increased attention from Cablevision's strong New York Metro area customer base.
* Opportunities to provide the distributors of theatrical releases with expanded customer contact and marketing exposure opportunities through Cablevision's full roster of communications channels and live venues.

Cablevision Systems Corporation is one of the nation's leading telecommunications and entertainment companies, and one of the largest operators of cable television systems in the United States. Cablevision serves more than
3.4 million cable customers with major operations in the New York, Boston, and Cleveland metropolitan areas. Its subsidiary, Rainbow Media Holdings, Inc., manages entertainment, news and sports programming, and is a 50-percent partner in Fox Sports Net. The Company owns a majority interest in Madison Square Garden L.P., which includes the arena complex, the New York Knicks, the New York Rangers, as well as the MSG Network. Its Radio City Entertainment manages the operations of New York's famed Radio City Music Hall, an holds a long-term lease on the property.

Cablevision Lightpath, a wholly owned subsidiary, provides telephone service to more than 1,000 businesses on Long Island and in Connecticut, while Optimum Online offers high-speed online and Internet access via cable modems to customers in the New York metro area. Cablevision also owns and operates the Nobody Beats The Wiz stores.

Clearview Cinema Group, Inc. is a consolidator and operator of community-based movie theatres. Clearview operates and has plans to develop 254 screens at 45 theatres, primarily in affluent suburban communities in the New York / New Jersey metropolitan area. Clearview theatres offer a unique mix of first-run commercial, art and family-oriented films targeted at sophisticated moviegoers and families with young children.

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This news release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors. Factors which may cause such differences to occur include but are not limited to (i) whether expenses continue to increase or increase at a different rate than expected,
(ii) the level of growth in the companies', (iii) customer demand, competition, the cost of programming and industry conditions, (iv) whether the transactions described herein are consummated on the terms and at the times set forth (v) new companies entering the companies' areas of operations, and (vi) the other risks and uncertainties in the companies' business.

Contact:
Charles Schueler
Cablevision Systems Corp.
(516) 393-1399

Susan Pelcher
Cablevision Systems Corp.
(516) 393-1961

John Halecky
Clearview Cinema Group, Inc.
(973) 377-4646